UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Financial Engines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINANCIAL ENGINES, INC.

1804 Embarcadero Road

Palo Alto, California 94303

(650) 565-4900

April 2, 2012

Dear Stockholder:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m., Pacific Time, on Tuesday, May 15, 2012, at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, CA 94304.

The formal notice of the Annual Meeting of Stockholders and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting via the Internet or telephone. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting of Stockholders in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting of Stockholders.

Sincerely,

Anne S. Tuttle

Executive Vice President, General Counsel and

Secretary

FINANCIAL ENGINES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2012

To Our Stockholders:

Financial Engines, Inc. will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Tuesday, May 15, 2012, at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, CA 94304. We are holding this Annual Meeting of Stockholders:

•	to elect Class II directors to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

•	to ratify the appointment of KPMG LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.

Only stockholders of record at the close of business on March 19, 2012 are entitled to notice of, and to vote at this Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders. For ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available at the Secretary’s office at 1804 Embarcadero Road, Palo Alto, California 94303.

It is important that your shares are represented at this Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting of Stockholders, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card, or vote via the Internet or by telephone. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

By Order of the Board of Directors,

Anne S. Tuttle

Executive Vice President, General Counsel and

Secretary

Palo Alto, California

April 2, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 15, 2012.

Our Proxy Statement for our 2012 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended December 31, 2011 and our Annual Report on Form 10-K are available on our website at www.financialengines.com.

FINANCIAL ENGINES, INC.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Financial Engines, Inc., a Delaware corporation, of proxies to be used at our 2012 Annual Meeting of Stockholders, referred to as the Annual Meeting, and any adjournments or postponements thereof. Our Annual Meeting will be held at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, CA 94304 at 10:00 a.m., Pacific Time, on Tuesday, May 15, 2012. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 2, 2012.

Appointment of Proxy Holders

Our Board asks you to appoint Jeffrey N. Maggioncalda, Raymond J. Sims and Anne S. Tuttle as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our bylaws, may be properly presented for action at the Annual Meeting of Stockholders.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on March 19, 2012, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on March 19, 2012, we had 46,254,311 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of March 19, 2012. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either by telephone or via the Internet, by mail or in person as described below. Our Board recommends that you vote by telephone, via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the voting instructions on the voting instruction form received.

Voting by Telephone or via the Internet. You can vote by proxy over the Internet or by telephone. Please follow the instructions provided on the proxy card or voting instruction card you receive.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by telephone, via the Internet or by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees for Class II directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of March 19, 2012, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) is not considered a routine matter, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposal 1.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws provide for a Board of Directors consisting of not fewer than seven (7) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at ten (10) members, but will be reduced to nine (9) members effective at the time of the Annual Meeting.

Our Board is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Blake R. Grossman, Robert A. Huret and Jeffrey N. Maggioncalda and their terms will expire at the annual meeting of stockholders to be held in 2014.

•	Our Class II directors are E. Olena Berg-Lacy, John B. Shoven, Mark A. Wolfson and David B. Yoffie and their terms will expire at the Annual Meeting.

•	Our Class III directors are Heidi K. Fields, Joseph A. Grundfest and Paul G. Koontz and their terms will expire at the annual meeting of stockholders to be held in 2013.

Our Board, upon the recommendation of the nominating and corporate governance committee, selected Ms. Berg-Lacy, Dr. Shoven and Dr. Yoffie as nominees for election as Class II directors at the Annual Meeting. Mr. Wolfson will not stand for re-election upon the expiration of his term at the Annual Meeting. Accordingly, three Class II directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2015 or until their successors are elected and qualified. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the three nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

In accordance with Securities and Exchange Commission, or SEC, regulations the names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should serve on our Board, are set forth below.

E. Olena Berg-Lacy has served as a director since July 1998 and as a consultant from July 1998 until December 2007 and from October 2009 until December 2011. Ms. Berg-Lacy was a partner with Fiduciary Benchmarks, Inc. from September 2007 until March 2008. Ms. Berg-Lacy was a member of the Board of Trustees for the GM/UAW Trust for Retiree HealthCare from March 2006 until January 2009 and the UAW Trust for Retiree Health Benefits from January 2009 until January 2012. She has been a director, chair of the finance committee, and a consultant to the non-profit Pension Rights Center since 2000. Prior to this, she served as Assistant Secretary of the United States Department of Labor, a position she held from June 1993 to June 1998. She received an MBA with honors from Harvard Business School and a bachelor’s degree in English literature from California State University at Chico.

Ms. Berg-Lacy was asked to join our Board due her extensive experience in retiree benefits and with the U.S. Department of Labor. Her viewpoint enables her to advise our Board and company from the perspective of retirees as well as the regulatory bodies which govern the highly technical area of retirement benefits. Ms. Berg-Lacy is very familiar with our strategies, business and culture due to her twelve years of service on our Board and has a long-established history of providing valuable counsel in her role as director.

John B. Shoven, Ph.D., has served as a director since January 2010 and currently serves as the Charles R. Schwab Professor of Economics at Stanford University, where he has taught since 1973. Dr. Shoven is also the Wallace R. Hawley Director of the Stanford Institute for Economic Policy Research, a position he has held since November 1999 and earlier served in that capacity from 1989 to 1993. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989 and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven currently serves as a director on the board of directors of Exponent, Inc., an engineering and scientific consulting firm, as well as chairman of the nominating and governance committee and a member of the audit committee and compensation committee. He serves as chairman of the board of directors of Cadence Design Systems, Inc., a developer of electronic design automation hardware and software, as well as chairman of the compensation committee and a member of the nominating and governance committee and the audit committee. Dr. Shoven also serves as a director on the board of directors of American Century Funds, Mountain View Board, where he is Chairman of the Quality of Service Committee and a member of the Governance Committee. He is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award-winning teacher at Stanford, and has published more than 100 professional articles and twenty books. Dr. Shoven holds a Ph.D. in economics from Yale University and a bachelor’s degree in physics from University of California, San Diego.

As a professor of economics and director of the Stanford Institute for Economic Policy Research, Dr. Shoven has strong financial and corporate governance expertise. He provides expertise on investment theory. Dr. Shoven’s service on a number of public company boards of directors, including their various committees, also provides cross-board experience and insight into practices at other organizations.

David B. Yoffie, Ph.D., has been a director of the company since June 2011 and is the Max and Doris Starr Professor of International Business Administration at Harvard Business School, where he has taught since 1981. He also currently serves as Senior Associate Dean and Chair of Executive Education. Dr. Yoffie served as Chairman of Harvard Business School’s Strategy department from 1997 to 2002, Chairman of the Advanced Management Program from 1999 to 2002, and has chaired Harvard’s Young Presidents’ Organization from 2004 to 2012, and now chairs Harvard’s World President’s Organization program. He has also lectured and consulted in more than 30 countries. Dr. Yoffie is a member of the board of directors of Intel Corporation and TiVO Inc. and served as a member of the board of directors of Charles Schwab Corporation until 2007. He is also on the board of the National Bureau of Economic Research, a nonprofit research organization. Dr. Yoffie holds a masters and Ph.D. from Stanford University, where he has been a Visiting Scholar, and a bachelor’s degree from Brandeis University.

Dr. Yoffie provides a depth of knowledge regarding the development and operation of successful business enterprises. His service on other boards of directors provides our Board with cross-board experience. Dr. Yoffie brings experience in strategy and management to his role as director.

Vote Required

The three nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie as Class II directors of Financial Engines.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of March 19, 2012, with the exception of Mr. Wolfson as he is not standing for re-election at the Annual Meeting:

Name	Age	Position
Jeffrey N. Maggioncalda	43	President, Chief Executive Officer and Director
Raymond J. Sims	61	Executive Vice President and Chief Financial Officer
Christopher L. Jones	44	Executive Vice President, Investment Management and Chief Investment Officer
Lawrence M. Raffone	48	Executive Vice President, Distribution and Institutional Services
Garry W. Hallee	51	Executive Vice President, Technology and Service Delivery
June L. Bower	57	Executive Vice President, Marketing
Anne S. Tuttle	50	Executive Vice President, General Counsel and Secretary
Mary Lee Sharp	51	Executive Vice President, Human Resources
Jeffrey C. Grace	49	Vice President, Controller and Principal Accounting Officer
Paul G. Koontz(2)	51	Chairman of the Board
E. Olena Berg-Lacy(3)	62	Director
Heidi K. Fields(1)(4)	57	Director
Blake R. Grossman(2)	49	Director
Joseph A. Grundfest(1)(3)(4)	60	Director
Robert A. Huret(1)(2)(4)	67	Director
John B. Shoven(2)(3)	64	Director
David B. Yoffie(3)	57	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The following presents biographical information for each of our executive officers and directors listed above in the table, other than the nominees whose information is on pages 3 and 4. Mr. Wolfson’s information is not included as he is not standing for re-election at the Annual Meeting. In accordance with SEC regulations, with respect to our directors, the biographical information includes the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

Jeffrey N. Maggioncalda has served as our President and Chief Executive Officer since August 1996 and as a director since March 1997. From June 1991 to August 1994, he served as an associate at Cornerstone Research, an economic and financial consulting firm. Mr. Maggioncalda is an advisory director to SVB Financial Group and Silicon Valley Bank. Mr. Maggioncalda received an MBA from the Stanford Graduate School of Business and a bachelor’s degree in economics and English from Stanford University.

Mr. Maggioncalda’s tenure at Financial Engines as our President and Chief Executive Officer brings to our Board a unique and extensive understanding of our company, the strategic choices we have made since our inception and our long-term strategy. Mr. Maggioncalda possesses an in-depth knowledge of our industry as well as leadership, corporate development and operational experience. We also believe it is important that our Chief Executive Officer serve on our Board and that his membership helps to achieve our objective of a Board composed of experienced and dedicated individuals with diversity of backgrounds, skills and perspectives.

Raymond J. Sims has served as our Executive Vice President and Chief Financial Officer since August 1999. Before joining us, Mr. Sims served at Raychem Corporation, a technology company, as senior vice president, chief financial officer and treasurer from 1993 to 1999, as vice president and treasurer from 1985 to 1993 and as director, internal audit from 1982 to 1984. Mr. Sims received an MBA from the Harvard Business School and a bachelor’s degree in business and economics from Lehigh University.

Christopher L. Jones has served as our Executive Vice President, Investment Management and Chief Investment Officer since January 2006, our Executive Vice President, Investment Management from May 2001 until January 2006, our Vice President, Financial Research & Strategy, from January 1998 until May 2001, and our Director of Financial Research from December 1996 to January 1998. Prior to joining us, Mr. Jones served as a consultant at Cornerstone Research, an economic and financial consulting firm. Mr. Jones received a master’s degree in business technology and engineering-economic systems and a bachelor’s degree in economics from Stanford University.

Lawrence M. Raffone has served as our Executive Vice President, Distribution and Institutional Services since January 2001. Prior to joining us, Mr. Raffone served as the executive vice president of Fidelity Investments Institutional Brokerage Group, a division of Fidelity Investments. Mr. Raffone received an MBA from Babson College and a bachelor’s degree in marketing from Bryant University.

Garry W. Hallee has served as our Executive Vice President of Technology and Service Delivery since December 2009 and served as our Executive Vice President, Technology from June 1999 to December 2009. He also served as acting Executive Vice President, Service Delivery, from December 2007 to May 2008. Prior to joining us, Mr. Hallee served as the executive vice president of research and development for Vantive Corporation, a customer relationship management software company, from October 1996 to August 1998. From May 1984 to September 1996, Mr. Hallee co-founded and served as the chief technology officer of Aion Corporation, a computer software company. Mr. Hallee received a master’s degree and a bachelor’s degree in electrical engineering/computer systems from Stanford University.

June L. Bower has served as our Executive Vice President of Marketing since January 2012. Prior to joining us, Ms. Bower served as Vice President, Online Business, Collaboration Software Group at Cisco Systems from May 2008 to December 2011, and as Vice President, Consumer and Entertainment Marketing for Alcatel-Lucent, a communications technology company, from November 2006 to April 2008. From June 2005 to October 2006, she was Vice President and Chief Marketing Officer for Mobiltec, a mobile startup acquired by Alcatel-Lucent. Previous to Alcatel-Lucent, Ms. Bower worked in senior marketing positions at a number of high-tech companies including Apple, Adobe and Openwave. Ms. Bower received an MBA from Pepperdine University and a bachelor’s degree in psycholinguistics from Stanford University.

Anne S. Tuttle has served as our Executive Vice President, General Counsel and Secretary since March 2009. Ms. Tuttle joined us in November 2003 as Director and Associate General Counsel and served as our Director, Acting General Counsel and Secretary from August 2005 to March 2006 and as our Vice President, General Counsel and Secretary from March 2006 to March 2009. Prior to joining us, she served as Vice President and Assistant General Counsel at Loomis Sayles & Company, L.P., a federally registered investment advisor, overseeing a 12-person compliance team, from April 2000 to October 2003. Ms. Tuttle received a juris doctorate from Boston University School of Law and a bachelor’s degree in economics from Yale University.

Mary Lee Sharp has served as our Executive Vice President of Human Resources since January 2012. Prior to joining us, Ms. Sharp served as Vice President, Human Resources at Omnicell Inc., a healthcare systems and software solutions provider, from December 2007 to December 2011, and as Senior Director of Human Resources at Sybase Inc., a global enterprise software company, from June 2007 to October 2007. From November 2003 to June 2007, she served as Vice President of Human Resources for Panalpina Inc., a global transportation and logistics corporation. Ms. Sharp received a juris doctorate from Santa Clara University School of Law and a bachelor’s degree in political science and public affairs from the University of Denver.

Jeffrey C. Grace has served as our Vice President, Controller and Principal Accounting Officer since May 2010. Mr. Grace joined the company in January 2010 as our Vice President and Corporate Controller. Prior to

joining us, beginning in July 2007, Mr. Grace was Chief Financial Officer for Christensen & Giannini. He held senior financial management positions including Chief Financial Officer and Director for Language Line Services, Inc., from 2004 to 2007 and was Vice President of Finance & Principal Accounting Officer for Excelligence Learning Corporation from 1997 to 2004. Mr. Grace began his career with Deloitte & Touche LLP. He is a Certified Public Accountant and earned a bachelor’s degree in finance from California State University, Los Angeles.

Paul G. Koontz has served as our Chairman since February 2003 and has been a director since March 1997. Mr. Koontz has been a general partner at Foundation Capital, a venture capital firm, since 1996. Mr. Koontz currently serves on the board of directors of Envestnet, a publicly-traded company, as well as the private companies Babycare (in Beijing), Numerate and eBates, and the non-profit Stanford University DAPER Fund. Mr. Koontz received a master’s degree in engineering management from Stanford University and a bachelor’s degree in engineering from Princeton University.

Mr. Koontz’s background as a technologist, as well as a successful venture capitalist, provides our Board with significant industry and financial experience. In addition, his service on other boards of directors provides our Board with cross-board experience. Mr. Koontz was selected as our Chairman because of his integrity, judgment and ability to examine issues, lead discussion and build consensus among our Board members. He has a long-established history of providing valuable counsel in his role as director.

Heidi K. Fields has served as a director since November 2008 and has served as executive vice president and chief financial officer of Blue Shield of California since September 2003. Prior to joining Blue Shield of California, she served as executive vice president and chief financial officer of Gap, Inc. from 1999 to January 2003. From 1995 to 1999, Ms. Fields served as the chief financial officer of ITT Industries, Inc. She has also held senior financial management positions at General Motors Corporation, including vice president and treasurer during her 16-year tenure from 1979 to 1995. Ms. Fields has served as a director of Agilent Technologies Inc. since 2000. Ms. Fields received an MBA in finance/accounting from Columbia Business School and a bachelor’s degree in Russian language from Georgetown University.

Ms. Fields’ experience as a chief financial officer and her background of senior financial management positions with several large corporations brings to our Board in-depth knowledge of financial best practices as well as financial reporting requirements. In addition, she provides insight into how large employers view investment management services for their employees. Ms. Fields’ status as a financial expert under SEC guidelines and her sophistication with corporate finances offers valuable insight to our management and our Board of Directors in her position as chair of our audit committee.

Blake R. Grossman has served as a director since May 2011 and has served as the managing partner of CHJ Capital Management LLC since May 2011. Mr. Grossman held executive positions with BlackRock, Inc., an investment management, risk management and advisory services provider, through 2010, including Vice Chairman and Head of Scientific Investments. Previously, Mr. Grossman served as the Global Chief Executive Officer, a director and Member of the Executive Committee of Barclays Global Investors (BGI), until it was acquired by BlackRock in December, 2009. From 1985 to 2009, Mr. Grossman held various executive positions with BGI and its predecessor organizations, including Chief Investment Officer from 1992 to 2002. The Financial Analysts Journal awarded Mr. Grossman a Graham and Dodd Award for his research on the investment implications of divestment decisions, co-authored with William F. Sharpe, in 1986. Mr. Grossman graduated Phi Beta Kappa from Stanford University, where he received a master’s and a bachelor’s degree in economics.

Mr. Grossman’s extensive experience with financial products and the strategies used to build portfolios and identify investments are skills essential to understanding the fundamentals of our company, and to advising our growth. The Board also values the perspective gained from his previous work with our co-founder, Mr. Sharpe. Mr. Grossman’s long tenure as an executive in the financial industry demonstrates his leadership skills and judgment.

Joseph A. Grundfest is one of our founders and has served as a director since our inception in June 1996. Mr. Grundfest joined the faculty of Stanford Law School in January 1990 where he is the William A. Franke Professor of Law and Business. He is also senior faculty of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University, and co-director of Director’s College, a venue for the continuing professional education of directors of publicly traded corporations. Prior to joining Stanford Law School, Mr. Grundfest was a Commissioner of the U.S. Securities and Exchange Commission from 1985 to 1990. Mr. Grundfest, who serves on the board of KKR, LLC (the managing partner of KKR LP, a publicly-traded entity), is currently the chairman of the board nominating committee of the NASDAQ Stock Market. Mr Grundfest received a juris doctorate from Stanford Law School and a bachelor’s degree in economics from Yale University.

As a professor of law and business, as well as co-director of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University and of Director’s College, Mr. Grundfest brings to our Board significant corporate governance expertise. As a newly-public company, we also benefit greatly from Mr. Grundfest’s status as a financial expert under SEC guidelines. In addition, as one of our co-founders, he has extensive knowledge of our strategies, business and culture and has a long-established history of providing valuable counsel in his role as director.

Robert A. Huret has served as a director since May 2011. He co-founded and has been a Managing Member of FTV Management Company, L.P., a private equity management company, since 1998 and is a Founding Partner of FTV Capital, a multi-stage private equity firm whose limited partners include many of the world’s foremost financial institutions. Previously, he was a senior consultant to Montgomery Securities. He also served as Senior Vice President Finance and Planning and Trust Executive Officer at the Bank of California and was Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation/The First National Bank of Chicago. Since 1990, his financial and professional emphasis has focused on technology companies that develop products and services for the financial services industry. He has served as Trustee of Cornell University and San Francisco University High School. Concurrently with his investment banking and venture capital career, he serves as the Chairman of Huret, Rothenberg & Co., a private investment firm. Previously, he has been Founder and Vice Chairman of Newell Associates and Founder and Director of Third Age Media. He currently serves as Director of Caplin Systems Ltd., Cloudmark, Inc. and Bank of Hawaii Corporation (NYSE: BOH). Mr. Huret received his bachelor of science degree in Industrial and Labor Relations from Cornell University and his MBA with distinction from Harvard Business School.

Mr. Huret previously served on our Board from 2002 to 2009. Mr. Huret left our Board in 2009 in accordance with his firm’s policies requiring resignation when a portfolio company files with the SEC for an initial public offering. Our Board determined that it would benefit from Mr. Huret resuming a director position, and as his firm’s policies permitted him to return to our Board, Mr. Huret accepted his appointment to our Board in January 2011. Mr. Huret’s status as a financial expert under SEC guidelines and experience in the private equity arena and financial industry bring to our Board leadership, management and sophisticated financial expertise. His extensive knowledge of technology companies and their applications in the financial services industry provides key insights for our company.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Our Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the chief executive officer and other senior executives;

•	planning for succession with respect to the position of chief executive officer and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

In January 2012, based upon the recommendation of the nominating and corporate governance committee, our Board added the following additional responsibilities to our Corporate Governance Guidelines, which can be found on our company website.

•

Establish the appropriate “Tone at the Top” to actively cultivate a corporate culture that gives high priority to ethical standards, principles of fair dealing, professionalism, integrity, full compliance with legal requirements and ethically sound strategic goals;

•

Choose the chief executive officer, monitor his or performance and have a detailed succession plan for the chief executive officer, including preparations in the event the chief executive officer becomes unavailable or fails to meet performance expectations;

•

Plan for and deal with crises, in particular crises where the tenure of the chief executive officer is in question, where there has been a major disaster or risk management crisis, or where our company’s reputation is threatened by product failure or a socio-political issue;

•

Assume a position of authority whenever there is a proposed transaction that creates a seeming conflict between the best interests of stockholders and those of management, including potential takeovers;

•	Determine our company’s reasonable risk levels and monitor the management of risks within those parameters;

•	Approve our company’s annual operating plan and long-term strategy, monitor performance and provide advice to management as a strategic partner;

•	Work with management to promote and balance our company’s short-term performance and long-term success;

•

In conjunction with the duty to determine executive compensation, seek a balance of enabling our company to recruit, retain and incentivize the most talented executives, while avoiding excessive compensation;

•	Closely follow our investor relations to develop an understanding of stockholder perspectives on the company;

•	Keep abreast of current standards for compliance with legal and regulatory requirements, set and monitor compliance with such requirements and respond appropriately to compliance issues; and
•	Interview and nominate director candidates, monitor and evaluate the Board’s own performance and seek continuous improvement for Board performance.

Our Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. Our Board held 10 meetings during 2011. Each director attended at least 75% of the total regularly scheduled and special meetings held by our Board and the committees on which such director served during his or her tenure in 2011. Our non-management directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board presides over each such Executive Session. We do not have a policy regarding directors’ attendance at the Annual Meeting of Stockholders, however, we encourage our directors to attend. In 2011, nine of our directors attended the Annual Meeting.

Board Leadership Structure. Our Board has determined that having an independent director serve as Chairman of the Board is in the best interest of our stockholders at this time. An independent Chairman allows our Board to have an independent perspective, which works in tandem with the viewpoint of our Chief Executive Officer, to provide robust review of our company’s business and strategies.

Risk Oversight. Our Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through the committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, strategic risks are overseen by the full Board; financial conduct and related person transactions risks are overseen by the audit committee; risks related to our governance structure are overseen by the nominating and corporate governance committee; and compensation risks are overseen by the compensation committee. In addition to the committees’ attention to risk, our Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. This includes reports from the Chief Compliance Officers of both Financial Engines, Inc. and our wholly-owned subsidiary, Financial Engines Advisors, L.L.C. at least annually. In addition, we have an enterprise risk management program overseen by our senior management under which enterprise risks are identified and prioritized by our management. Our management regularly reports on enterprise risks to the relevant committee or our Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by our Board or a committee. We believe that these processes are consistent with, and provide additional support for, the current Board leadership structure.

Board Independence. Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, our Board has determined that each of our directors other than Mr. Maggioncalda, our President and Chief Executive Officer, qualifies as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market. In addition, all compensation committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (which is referred to in this Proxy Statement as the Code), to allow our company a tax deduction for certain employee compensation exceeding $1,000,000 for an individual. All compensation committee members are also “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 to allow our company to exempt certain option grants and similar transactions from the short-swing profits prohibition of Section 16 of the Exchange Act. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the nominating and corporate governance committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee.

Board Committees

Board Committees. Our Board has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of The NASDAQ Stock Market and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. Our Board has approved a charter for each of these committees, which can be found on our website at www.financialengines.com. Each committee has the composition and responsibilities described below:

Audit Committee
Number of Members:	4
Members:	Heidi K. Fields, Chairperson Joseph A. Grundfest Robert A. Huret Mark A. Wolfson
Number of Meetings in 2011:	6
Functions:

The audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls.

Each of our audit committee members has been determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The audit committee oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

In addition, the audit committee is responsible for oversight of our risks relating to accounting matters and financial reporting. To satisfy these oversight responsibilities, the audit committee meets at regularly scheduled meetings with our Controller and Principal Accounting Officer and Chief Financial Officer, General Counsel and other members of management, including our internal audit personnel and internal risk committee, and separately in executive sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. The audit committee also receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any. Our former director Mr. Kramlich was a member of our audit committee until his retirement from the Board upon the date of the 2011 Annual Meeting of Stockholders, or the 2011 Annual Meeting.

Compensation Committee
Number of Members:	4
Members:	Paul G. Koontz, Chairperson Blake R. Grossman Robert A. Huret John B. Shoven
Number of Meetings in 2011:	5
Functions:

The compensation committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The compensation committee chairman also meets as needed between formal committee meetings with management and the committee’s consultant.

The compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, the compensation committee reviews and makes recommendations for approval by the independent members of our Board regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers, and administers our 2009 Incentive Stock Plan and our Cash Incentive Plan. In addition, the compensation committee may award one-time incentive payments to our executive officers in consideration of taking on significant additional responsibility for an indefinite period of time, or extraordinary performance significantly above and beyond the norm. While rarely utilized, we intend to retain this committee authority as we believe having a flexible approach to our incentive compensation program is essential to allow us to consider and recognize performance against changing market or industry dynamics. Our former director Mr. Kramlich was a member of the compensation committee until his retirement from our Board upon the date of the 2011 Annual Meeting and Mr. Grossman joined the compensation committee upon his election to our Board at the 2011 Annual Meeting.

Nominating and Corporate Governance Committee
Number of Members:	4
Members:	Joseph A. Grundfest, Chairperson E. Olena Berg-Lacy John B. Shoven David B. Yoffie
Number of Meetings in 2011:	7
Functions:

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships, the size and composition of our Board and the compensation for non-employee directors. In addition, the nominating and corporate governance committee oversees our general corporate governance guidelines as well as our policies addressing regulatory and legal matters, and reports and makes recommendations to our Board concerning corporate governance matters.

The nominating and corporate governance committee is responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, the nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels and risk management activities. Our former director Mr. Kramlich was a member of the nominating and corporate governance committee until his retirement from our Board upon the date of the 2011 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

None of the current members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on, or proposed to serve on, our Board or compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. The nominating and corporate governance committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, our Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. The nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of our Board to meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidates’ prior service as directors, and the needs of our Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board of Directors membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Financial Engines’ Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholder Nominees. In addition, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Financial Engines’ Secretary and otherwise comply with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting, which was March 30, 2011. However if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Exchange Act and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our bylaws and must be addressed to: Secretary, Financial Engines, Inc., 1804 Embarcadero Road, Palo Alto, California 94303. You can obtain a copy of our bylaws by writing to the Secretary at this address.

Communications with our Board of Directors

Our Board recommends that stockholders and other interested persons initiate communications with our Board, the Chairman, or any committee of our Board in writing to the attention of our Secretary at 1804 Embarcadero Road, Palo Alto, CA 94303. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at her discretion, not to forward items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

Our Board has adopted Corporate Governance Guidelines that apply to our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations;

•	conflicts of interest;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	protection and proper use of company assets; and

•	payments to government personnel.

Our company has also adopted a Code of Business Conduct and Ethics, applicable to all employees, and a Code of Ethics for Senior Financial Officers applicable to our chief executive officer, president, chief financial officer, controller and other key management employees addressing ethical issues. The Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available in the Corporate Governance section of our website. We have also adopted an Insider Trading and Communications Policy and implemented whistleblower procedures that establish formal protocols for receiving and handling complaints regarding questionable accounting and auditing matters from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to the audit committee.

COMPENSATION OF DIRECTORS

From January 1, 2011 until the date of the 2011 Annual Meeting, new non-employee directors received an annual retainer of $30,000. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, received an additional annual retainer of $5,000. The chairperson of the audit committee received an additional annual retainer of $15,000 and the chairpersons of the compensation committee and nominating and corporate governance committee each received an additional annual retainer of $10,000. Payments to our directors were prorated from the beginning of 2011 through the date of the 2011 Annual Meeting.

Effective immediately following the 2011 Annual Meeting, our non-employee directors are entitled to receive an annual retainer of $40,000. The chairperson of the audit committee receives an additional annual retainer of $15,000 and the chairpersons of the compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $10,000. The higher retainer for the audit committee chair reflects the additional meetings and specialized attention to our earnings releases and financials required of this committee chair.

In addition, non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options under our 2009 Stock Incentive Plan. A non-employee director is automatically granted an initial option to purchase 50,000 shares upon becoming a member of our Board. On the first business day following each of our regularly-scheduled annual meetings of stockholders, each non-employee director is automatically granted a nonstatutory option to purchase 10,000 shares of our common stock, provided the director has served on our Board for at least six months. Both the initial option and the annual option vest and become exercisable pursuant to the same schedule generally applicable to employees: vesting over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options granted to non-employee directors will have a per-share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if a change in control occurs.

Since the date of the 2011 Annual Meeting we also have paid or reimbursed Ms. Berg-Lacy and Dr. Yoffie for reasonable out-of-pocket and travel expenses in connection with attendance at our Board meetings and committee meetings.

Following the 2011 Annual Meeting, the nominating and corporate governance committee engaged Radford, an Aon Hewitt Company, to provide it with an analysis of our compensation programs for non-employee members of our Board. In December 2011, based upon the information provided by Radford and the recommendation of the nominating and corporate governance committee, our Board made changes to the equity compensation awarded to our non-employee directors in order to better align director compensation with that of our peer companies and with the form of equity granted to our employees. Effective immediately following the Annual Meeting, a non-employee director joining our Board will be entitled to receive an initial option to purchase 25,000 shares, subject to the same terms and conditions described above. On the first business day following each of our regularly-scheduled annual meetings of stockholders, each non-employee director will be automatically granted 5,000 restricted stock units (RSUs), provided the director has served on our Board for at least six months. The RSUs vest over four years, with 25% vesting annually on the anniversary of the grant date.

Director Stock Ownership Guidelines

Historically, we have encouraged our non-employee members of our Board to be stockholders of our company through purchases of our common stock or through their participation in our director equity benefit plans. On December 8, 2011, based upon the recommendation of the nominating and corporate governance committee, our Board established guidelines, effective immediately following the Annual Meeting, to better ensure that our non-employee directors each maintain an appropriate equity stake in our company. These guidelines provide that, within five years of January 1, 2012, non-employee directors should beneficially own and/or hold vested equity awards in an aggregate amount equal to 10,000 shares of our common stock. Using the closing price of our stock on the date that our Board established this guideline, this ownership requirement equates to more than five times our annual retainer for Board service. For newly appointed non-employee directors, this ownership level must be attained within five years from the date of their initial election or appointment to our Board and be maintained until the end of their board service.

2011 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2011. The table excludes Mr. Maggioncalda, who did not receive any additional compensation from us for his role as a director because he is our President and Chief Executive Officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Heidi K. Fields	71,151	119,581	190,732
Blake R. Grossman	40,000	608,686	648,686
Joseph A. Grundfest	66,151	119,581	185,732
Robert A. Huret	52,494	529,090	581,584
Paul G. Koontz	50,000	119,581	169,581
E. Olena Berg-Lacy	49,203	119,581	168,784
John B. Shoven	49,357	119,581	168,938
Mark A. Wolfson(3)	40,000	119,581	159,581
David B. Yoffie	36,476	519,732	556,208

(1)	On January 18, 2011 we granted an option to purchase 50,000 shares to Mr. Huret with an exercise price of $23.42 per share. On May 12, 2011, we granted an option to purchase 10,000 shares to each of our continuing directors, and an option to purchase 50,000 shares to Mr. Grossman, each with an exercise price of $27.66 per share. On June 15, 2011, we granted an option to purchase 50,000 shares to Dr. Yoffie with an exercise price of $23.62 per share. The value of the option awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 5 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2011, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the directors will depend on the market value of our common stock on a date in the future when a stock option is exercised.
(2)	The following table lists all outstanding equity awards held by non-employee directors as of the end of 2011, some of which were granted pursuant to consulting arrangements prior to our initial public offering:

Name	Options
Heidi K. Fields	70,000
Blake R. Grossman	50,000
Joseph A. Grundfest	10,000
Robert A. Huret	50,000
Paul G. Koontz	10,000
E. Olena Berg-Lacy	70,000
John B. Shoven	60,000
Mark Wolfson	10,000
David B. Yoffie	50,000

(3)	In accordance with the policies of Oak Hill Capital Management, LLC, all of Mr. Wolfson’s fees are paid to the partnership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2012, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers, or NEOs, listed in the 2011 Summary Compensation Table on page 31, (iii) each of our directors and our nominees for director and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Financial Engines, Inc., 1804 Embarcadero Road, Palo Alto, California 94303. The percentage of common stock beneficially owned is based on 46,203,492 shares outstanding as of March 1, 2012.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned(1)(2)
5% Stockholders:
Entities affiliated with T. Rowe Price(3)	5,510,532	11.9
Entities affiliated with Wells Fargo & Company(4)	4,641,148	10.0
Entities affiliated with BAMCO Inc.(5)	3,246,270	7.0
Entities affiliated with BlackRock, Inc.(6)	2,305,845	5.0
Directors and Named Executive Officers:
Jeffrey N. Maggioncalda(7)	944,329	2.0
Raymond J. Sims(8)	251,792	*
Christopher L. Jones(9)	601,215	1.3
Lawrence M. Raffone(10)	434,817	*
Garry W. Hallee(11)	491,246	1.1
Paul G. Koontz(12)	186,496	*
E. Olena Berg-Lacy(13)	47,291	*
Heidi K. Fields(14)	47,291	*
Blake R. Grossman	25,000	*
Joseph A. Grundfest(15)	459,199	1.0
Robert A. Huret(16)	15,625	*
John B. Shoven(17)	28,125	*
Mark A. Wolfson	—	*
David B. Yoffie	—	*
All current directors and executive officers as a group (18 persons)(18)	3,678,121	7.96

*	Amount represents less than 1% of our common stock.
(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of March 1, 2012 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)	Based solely on a report on Schedule 13G/A filed on February 10, 2012. Shares beneficially owned by T. Rowe Price Associates, Inc., or Price Associates, are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates expressly disclaims beneficial ownership of the reported securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Based solely on a report on Schedule 13G/A filed on January 24, 2012. Shares beneficially owned by Wells Fargo & Company and its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, N.A., Wells Fargo Funds Management, LLC and Golden Company Management, LLC. The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.
(5)	Based solely on a report on Schedule 13G filed on February 14, 2012. Shares beneficially owned by BAMCO Inc., or BAMCO, Baron Capital Group, Inc., or Baron Capital, and Baron Capital Management, Inc., or BCM, are owned by various individual and institutional investors, which BAMCO, Baron Capital and BCM serve as investment adviser with shared power to direct investments and/or to vote the securities. BAMCO and BCM are subsidiaries of Baron Capital and Ronald Baron owns a controlling interest in Baron Capital. BAMCO, Baron Capital, BCM and Mr. Baron expressly disclaim beneficial ownership of the reported securities. The principal business address of BAMCO, Baron Capital, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(6)

Based solely on a report on Schedule 13G filed on February 9, 2012. BlackRock, Inc. is deemed to beneficial own the shares of common stock held in the accounts for which it serves as a parent holding company and holds the sole power to direct investments and to vote the securities. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(7)	Includes 831,420 shares subject to options that are exercisable within 60 days of March 1, 2012. Also includes 20,000 shares held in each of three separate trusts for each of his three children, for which Jeffrey N. Maggioncalda serves as a special trustee, and 52,909 shares held in trust by the 1999 Maggioncalda Family Trust. Mr. Maggioncalda holds shared voting and dispositive power over the shares held by these trusts.
(8)	Includes 242,185 shares subject to options that are exercisable within 60 days of March 1, 2012.
(9)	Includes 424,926 shares subject to options that are exercisable within 60 days of March 1, 2012.
(10)	Includes 320,496 shares subject to options that are exercisable within 60 days of March 1, 2012.
(11)	Includes 375,622 shares subject to options that are exercisable within 60 days of March 1, 2012. Also includes 39,066 shares held in trust by the Hallee Living Trust. Mr. Hallee holds sole voting and dispositive power over the shares held by the trust.
(12)	Includes 29,638 shares held by the Paul Koontz 2010 Annuity Trust, 29,638 shares held by the Andrea Koontz 2010 Annuity Trust, and 127,220 shares held by Paul Koontz and Andrea Koontz as Trustees of the Koontz Revocable Trust.
(13)	Includes 47,291 shares subject to options that are exercisable within 60 days of March 1, 2012.
(14)	Includes 47,291 shares subject to options that are exercisable within 60 days of March 1, 2012.
(15)	Includes 459,199 shares held in trust by The Grundfest Living Trust U/T/A DD 8/25/97. Mr. Grundfest shares voting and dispositive power over these shares with Carol C. Grundfest.
(16)	Includes 15,625 shares subject to options that are exercisable within 60 days of March 1, 2012.
(17)	Includes 28,125 shares subject to options that are exercisable within 60 days of March 1, 2012.
(18)	Includes 2,463,028 shares subject to options that are exercisable within 60 days of March 1, 2012.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers and the registration rights described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2011 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Consulting Agreements

We have entered into a consulting agreement, as amended and restated as of October 1, 2009, that amended and restated a prior Consulting Agreement dated May 1, 2002, with one of our directors, E. Olena Berg-Lacy. Under this agreement, Ms. Berg-Lacy served as a strategic advisor to us if requested. However, we did not utilize Ms. Berg-Lacy’s services under this consulting agreement and so did not pay any amounts for services under this agreement during the years ended December 31, 2009, 2010 and 2011. This agreement terminated in accordance with its terms prior to the end of 2011.

Registration Rights

We have entered into an investors’ rights agreement with each of the purchasers of our formerly outstanding shares of preferred stock. Under this agreement, our former preferred stockholders are entitled to registration rights with respect to their shares of common stock issuable upon the automatic conversion of their convertible preferred stock immediately prior to completion of our initial public offering and common stock, respectively. If we propose to register any of our securities under the Securities Act for our own account, holders of those shares are entitled to include their shares in our registration, provided they accept the terms of the underwriting as agreed upon between us and the underwriters selected by us, and among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. On or after September 15, 2010, and subject to limitations and conditions specified in the investors’ rights agreement with the holders, holders of at least 50% of the shares of common stock that were issued upon conversion of the Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock and Series F preferred stock upon the completion of our initial public offering may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration have an anticipated aggregate public offering price of at least $25,000,000. We are not obligated to effect more than two of these demand registrations. In addition, on or after September 15, 2010, and subject to limitations and conditions specified in the investors’ rights agreement with the holders, holders of at least 50% of the shares of common stock that were issued upon conversion of the Series D preferred stock, Series E preferred stock and Series F preferred stock upon the completion of our initial public offering may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration have an anticipated aggregate public offering price of at least $5,000,000. We are not obligated to effect more than two of these demand registrations. Holders of those shares may also require us to file additional registration statements on Form S-3, subject to limitations specified in the investors’ rights agreement. These registration rights terminate after the earlier of five years following our initial public offering, or such time as Rule 144 or another similar exemption under the Exchange Act is available for the sale of all of a holder’s shares during a three-month period without registration. There are no cash penalties under the investors’ rights agreement or any other penalties resulting from delays in registering the shares of our common stock.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related Party Transactions

We have a Related Person Transactions Policy which provides for approval by the audit committee of our Board of transactions with our company valued at or more than $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion provides information regarding our 2011 compensation program for our named executive officers, including Jeffrey N. Maggioncalda, our Chief Executive Officer, Raymond J. Sims, our Chief Financial Officer, Christopher L. Jones, our Executive Vice President, Investment Management and Chief Investment Officer, Lawrence M. Raffone, our Executive Vice President, Distribution and Institutional Services, and Garry W. Hallee, our Executive Vice President, Technology and Service Delivery. These named executive officers were instrumental in our company’s continued growth in 2011. For the full year, we reported revenue slightly over $144 million, an increase of 29% from 2010. We saw our assets under contract grow 24% to $467 billion and our assets under management increase by 26% to $47.5 billion, despite flat returns in the overall financial markets.

Recommendations for executive compensation are made by our compensation committee and approved by our Board, with the exception that compensation recommendations for our Chief Executive Officer are approved by the non-employee members of our Board. The primary components of compensation for the named executive officers were base salary, cash incentive plan and equity awards. In 2011, target level bonuses under our cash incentive plan were payable at year-end upon achievement of our specified performance metrics for the fiscal year, with additional metrics for our Executive Vice President, Distribution and Institutional Services, for whom a significant portion of his incentive compensation is based on the achievement of specified quarterly and annual sales objectives.

Compensation Philosophy and Objectives

The primary objectives of our compensation and benefits programs for executives are to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals, and to align their long term interests with those of our stockholders.

We have established a set of guiding principles that have provided the foundation for all compensation programs for executives and all employees. These principles include, but are not limited to, taking a total rewards approach (which includes all aspects of our compensation package, including cash compensation, equity, company-provided benefits and intangibles such as our culture and environment), paying consistently within the markets in which we compete for talent, making individual compensation decisions based on overall performance and offering pay programs that allow employees at all levels to share in our success in a form that is simple to explain and administer. We use these principles to guide us in our compensation recommendations and decisions.

Each year our Board approves a set of goals and objectives for our company. Our executive incentive compensation is tied directly to the achievement of clearly defined financial objectives. Our executive incentive program is designed to align executive incentives with our success and to recognize and reward contributions of our executive officers to our performance without encouraging unnecessary risk-taking.

Role of the Compensation Committee

Earlier in 2011, our compensation committee was comprised of three independent non-employee members of our Board. Upon his election to our Board, Mr. Grossman joined the committee, bringing the membership of this committee to four independent non-employee directors. The compensation committee determines and recommends to the non-employee members of our Board of Directors for approval, the Chief Executive Officer’s base salary, merit increases, incentive compensation targets and equity award grants, without the participation of the Chief Executive Officer. The compensation committee is also responsible for reviewing the performance of our Chief Executive Officer. With respect to our other named executive officers, our Chief Executive Officer meets with the compensation committee as needed, and provides evaluations of our executives and other relevant information to the committee and makes recommendations regarding appropriate compensation for each executive, including merit increases, changes to incentive compensation and grant of equity awards. The compensation committee also approves our incentive compensation plan for all employees and approves sales compensation programs in principle.

Our Executive Vice President, Human Resources, from time to time, provides market data and other information to assist the compensation committee in determining appropriate compensation levels for executives. Under its charter, the compensation committee has the authority, without seeking the approval of our Board, to select, retain, terminate and approve, at our expense, outside compensation, legal, accounting or other consultants to advise the compensation committee and to authorize or conduct investigations into any matters within the scope of its responsibilities and to approve related fees and retention terms. In 2011, the compensation committee retained a compensation consultant, Radford, an Aon Hewitt Company, with respect to the review of executive compensation. In this capacity, the consultant provided the compensation committee with general background and information regarding executive compensation practices and an assessment of our executive compensation relative to our desired position for our executives in our relevant market, but did not make position-specific recommendations with respect to our executive compensation. The information and analysis provided by the compensation consultant was utilized by the compensation committee in evaluating appropriate compensation levels. The compensation committee has also retained Radford for 2012.

Competitive Market Review for Fiscal 2011

For our cash compensation program, generally, we target to be within a range of the 25th and 50th percentiles for companies of a similar size. Each of our named executive officers falls within this range with the exception of our Executive Vice President, Distribution and Institutional Services, who falls above this range. To determine our competitive position, we benchmark our executive positions in marketing, technology and other non-financial services positions, including our Chief Executive Officer, Chief Financial Officer and Executive Vice President, Technology and Service Delivery, to similar positions in the technology sector. We use the Radford Global Technology Survey, or the Radford Survey, for companies focused on software-based products, in a revenue range of $30 million to $300 million, to reflect businesses of a similar size and complexity. These company profiles are also reflective of the recruiting market for talent for our business. Because of the unique characteristics of our company as an investment services provider as well as a technology company, it is difficult to select directly comparable companies of our segment and size.

We benchmark our executive positions in the investment services industry, including our Chief Investment Officer and Executive Vice President, Distribution and Institutional Services, to similar positions in investment management companies with comparable assets under management, or AUM. We use the McLagan Management and Administration, Investment Management and Sales and Marketing Surveys, or the McLagan Surveys; focusing on 57 investment management companies included in this survey with AUM of $25 billion to $75 billion, to reflect the profile of our business and the cost structure that will impact compensation for these roles. Because the nature of our business and our approach to asset management differs from many of the comparative companies, we use the benchmark information to inform our decisions, in addition to information from our Human Resources team, as we recruit candidates. Targeting the 25th to the 50th percentile for certain positions is not always appropriate or competitively necessary.

Our compensation committee has also selected 24 peer companies for their relevance to both financial services and technology and due to their comparable size or target market. Compared to this peer group, overall, we ranked at approximately the 50th percentile for market capitalization and were closer to the 30% percentile for revenue. When these peer companies report compensation for their named executive officers in positions comparable to our NEOs, we use those reported salaries to help to determine our respective NEO compensation. The peer companies selected in mid-2010 and used to set executive compensation in 2011 are listed below.

Advent Software	NetSuite
Artio Global Investors	OpenTable
athenahealth	Smith Micro Software
Concur Technologies	SolarWinds
DealerTrack	Stamps.com
Ebix	SuccessFactors
Epoch Holding Corporation	Taleo
The Knot	Travelzoo
LivePerson	Ultimate Software Group
LogMeIn	Unica
Morningstar	Vocus
MSCI	Westwood Holdings Group

In 2011, we used the Radford Survey, the McLagan Surveys, and the selected peer companies as input in establishing compensation and equity levels for our NEOs, as described above. However, from time to time, we may utilize other surveys as well, for additional market information. For positions that can be filled by candidates in either the software industry or the financial services industry, we consider both benchmarks to provide a more appropriate comparison. Because relevant equity survey data is generally not available for positions in financial services, we utilize the data from the Radford Survey to establish our equity guidelines for all positions but align our equity awards and benchmarks more closely to technology company peers.

Principal Elements of Executive Compensation

Our executive compensation program consists of three main elements: base salary, cash incentive program and equity awards. Approximately 75% of the NEO total compensation is at-risk pay tied to performance either in the form of cash or long-term incentives, to focus on both near term and long-term performance.

Base Salaries. Base salaries are intended to provide our executives with a degree of financial certainty and stability that does not depend on our performance. In determining the base salaries for our Chief Executive Officer and other named executive officers, the compensation committee reviews the overall scope of each officer’s responsibilities while taking into account the base salaries being paid by companies with which we compete for talent. The compensation committee typically reviews executive compensation once each year, in conjunction with our financial planning process. Base salary adjustments are based on market data, individual performance, individual experience, including prior experience as well as the current job duties, our overall financial results and performance, and our overall budget for base salary increases.

Each executive officer has a set of departmental goals that are designed to facilitate the achievement of our company goals. These goals, which typically relate to services, quality, customer service levels and financial management, include:

•	Financial goals to deliver on our revenue and expense plan;

•	Achievement of department budget and spending goals;

•	Meeting and achieving quality and performance metrics specific to the department;

•	On time, high-quality delivery of the services that the department provides; and

•	Meeting service level requirements to customers or other departments.

In addition to the department goals, the following executives have goals specific to their particular function. These include:

Position	Specific Goals
Executive Vice President and Chief Financial Officer	• Monitor financial activities with goal of achieving our financial plan
• Lead development and execution of financial plan and operating processes

Executive Vice President, Investment Management and Chief Investment Officer

•       Manage assets for client portfolios, monitor investment management processes, and meet all advisory quality goals

•       Deliver investment methodology enhancements and functionality within the defined timeframes

Executive Vice President, Distribution and Institutional Services	• Achieve specified contract revenue, New Management Fee Run Rate and enrollment goals • Increase the active prospect funnel or pipeline

Executive Vice President, Technology and Service Delivery	• Deliver new services and upgrade releases within defined timeframes and specifications
• Deliver customer rollouts on time and with a high level of customer satisfaction

Our President and Chief Executive Officer’s goals match the overall goals of our company.

Performance relative to these goals and other factors, such as leadership, teamwork and commitment to our values comprise the overall performance rating, which is utilized by the compensation committee, along with market data, our overall financial results and performance, and salary increase budgets, to determine individual increases for each executive.

Effective April 1, 2011, the compensation committee approved base salary increases of $50,000 for our Chief Executive Officer, $23,000 for our Chief Financial Officer, $25,000 for our Chief Investment Officer, $25,000 for our Executive Vice President, Distribution and Institutional Services and $20,000 for our Executive Vice President, Technology and Service Delivery. These base salary increases were based on three factors. The first factor was the desire to bring executive pay more in line with the middle quartile of executive pay at comparable companies, as determined by market data provided by the compensation surveys described above. The second factor was to ensure that we are competitive as we fill key positions and as we go forward as a public company. Third, the compensation committee observed that executive performance warranted an increase in salaries based upon achievement of departmental and overall company goals, including our financial metrics, as documented in annual performance evaluations.

In January 2012, the compensation committee approved base salary increases to $385,000 for our Chief Executive Officer, $258,060 for our Chief Financial Officer, $306,000 for our Chief Investment Officer, $229,500 for our Executive Vice President, Distribution and Institutional Services and $280,500 for our Executive Vice President, Technology and Service Delivery. These salary increases will take effect on April 1, 2012, at the same time as general employee base salary increases and, with the exception of the increase for our Chief Executive Officer, are in line with the approximately 3% base salary increase approved for employees in general.

Cash Incentive Plan. Our cash incentive plan is an annual cash incentive program for all regular employees, including our named executive officers, designed principally to reward performance that furthers key corporate goals. The cash incentive plan has to date focused exclusively on annual financial objectives, except in the case of our Executive Vice President, Distribution and Institutional Services, for whom a significant portion of his incentive compensation is based on the achievement of specified quarterly and annual contract revenue and new Management Fee Run Rate objectives. For fiscal year 2011, each of our named executive officers received an annual cash incentive payment based solely upon company performance, with no addition or decrement based on individual performance. For 2012, annual cash incentive payments will continue to be awarded to our NEOs based upon the metrics as noted above. There is both a threshold of company financial performance below which cash incentive payments are not made and a cap on cash incentive payments. The compensation committee believes that the current bonus plan design is effective and appropriate and has not altered the philosophy or the structure of the plan.

At the beginning of each fiscal year, our compensation committee sets threshold and target levels for certain company financial metrics for that fiscal year based upon the performance goals established through the annual planning process of our full Board. If the threshold is not met, no incentive payments are made under the cash incentive plan. If the threshold is met, each participating executive officer is eligible to receive the cash incentive amount payable at the level of company financial performance achieved. If the target level is exceeded, the actual cash incentive payments are adjusted upward based upon the level of company financial performance achieved. We believe this structure is consistent with our principle of ensuring that our employees share in our success.

For fiscal year 2011, the target cash incentive payment was payable after year-end when it was determined that we had achieved our targeted levels of New Management Fee Run Rate and Adjusted EBITDA as of December 31, 2011. New Management Fee Run Rate represents estimated annualized fees generated from new enrollees into our Professional Management program during the relevant period. Adjusted EBITDA is defined as net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock-based compensation expense. The Adjusted EBITDA target level will be adjusted for any accounting changes, as well as for any unanticipated unusual items approved by our Board, that cause the calculation of actual Adjusted EBITDA to differ from that used in the development of the goal. We set cash incentive targets based in part on New Management Fee Run Rate as we believe this metric minimizes the impact of market performance on the actual bonus payments to our executive officers and awards our executive officers for performance elements that are within their control and for which they are responsible. We use Adjusted EBITDA as an incentive metric because we believe that it reasonably reflects the elements of profitability that can be most directly impacted by employees, and because it excludes certain expenses which arise as a result of financing decisions and actions by our Board. Both metrics are weighted equally and together determine our “Company Performance Factor” under the cash incentive plan.

Executive payments are determined by multiplying the Company Performance Factor by the respective executive’s target cash incentive amount. At the threshold plan achievement level of 75%, payments are 50% of target payment amounts and scale linearly to 100% of target payment amounts at 100% plan achievement. If company performance exceeds the goals, payments scale linearly from 100% payment at 100% plan achievement to 200% payment at 200% plan achievement, and are capped for each of our executive officers, except our Executive Vice President, Distribution and Institutional Services, at 200% of target cash incentive amounts. For our Executive Vice President, Distribution and Institutional Services, his maximum payment amount is capped at 200% with respect to 40% of his target payment amount (which is based upon the Company Performance Factor) and the remaining 60% of his target payment amount (which is based 30% each on contract revenue and New Management Fee Run Rate) is capped at the lesser of 250% or $900,000 for the year. For our Executive Vice President, Distribution and Institutional Services, the target payments based upon contract revenue and New Management Fee Run Rate are determined at the beginning of the fiscal year in accordance with our company financial plan. Performance against these goals is measured and paid quarterly. Target incentive levels are determined using market data provided by the McLagan Surveys discussed above.

For 2011, the incentive target of our Chief Financial Officer was increased from 40% to 50% and the incentive target of our Executive Vice President, Investment Management and Chief Investment Officer was increased from 120% to 140% mid-way through the year. The incentive target of our other named executive officers did not change for 2011. These target amounts were determined by using the data from market surveys to identify the incentive percentage for each position that would put that position within the desired total cash compensation range as described above. We also evaluated each incentive target in comparison to other executive positions within our company and the relative value of each position to our company. Once we determined the target amounts, we adjusted the incentive target to close the gap where appropriate, while maintaining affordability within our financial plan. The adjustment to incentive targets was effective January 1, 2011 to be consistent with our fiscal year.

Name	Current Position(s)	2011 Incentive Target as a Percent of Base Salary
Jeffrey N. Maggioncalda	President, Chief Executive Officer and Director	80%
Raymond J. Sims	Executive Vice President and Chief Financial Officer	50%
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	140%
Lawrence M. Raffone	Executive Vice President, Distribution and Institutional Services	300%
Garry W. Hallee	Executive Vice President, Technology and Service Delivery	40%

The target for New Management Fee Run Rate for fiscal year 2011 was $27.0 million for the full year. The target for Adjusted EBITDA for fiscal year 2011 was $43 million for the full year. At these achievement levels, the cash payment would be 100% of the 2011 incentive target. The threshold achievement level was $20.25 million for New Management Fee Run Rate and $32.25 million for Adjusted EBITDA. If the threshold achievement level were achieved, the cash payment would be 50% of the 2011 incentive target. The incentive payment would be calculated by assessing actual company performance in comparison to the target levels for New Management Fee Run Rate and Adjusted EBITDA for the entire year.

Our performance in 2011 exceeded the threshold performance levels required for our named executive officers to be eligible to receive a cash incentive payment for 2011. Our actual achievement in 2011 was $29.7 million in New Management Fee Run Rate, or 118% of the 2011 incentive target, and $40.8 million in Adjusted EBITDA, or 90% of the 2011 incentive target. This level of achievement for both metrics combined results in a Company Performance Factor multiplier of 104% (the average of the 118% and 90% payout factors for the achievement levels discussed above). Cash incentive payments for 2011 were calculated in 2012 based on our performance and, for non-executive employees, individual performance, in accordance with the cash incentive. In total, approximately $13 million was paid to employees under our Cash Incentive Plan for fiscal year 2011.

	2011 Target	2011 Results	Percent Achievement	Percent Achievement Weighting
New Management Fee Run Rate	$27.0M	$29.7M	118%	50%
Adjusted EBITDA	$43.0M	$40.8M	90%	50%
Company performance factor			104%

For our Executive Vice President, Distribution and Institutional Services, the achievement of his metrics based upon year to date contract revenue and New Management Fee Run Rate were: above the applicable quarterly caps of 175%, respectively, for the first quarter of 2011; above the applicable quarterly cap of 200% and 168%, respectively, for the second quarter of 2011; 140% and 164%, respectively, for the third quarter of 2011; and 206% and 127%, respectively, for the fourth quarter of 2011. We currently expect the cash incentive plan to remain substantially the same going forward. The metrics used to determine the threshold and target levels may vary slightly from year-to-year as our strategy and plans change. For 2012, the two financial performance metrics used for determining bonus payments will again be Adjusted EBITDA and New Management Fee Run Rate. For 2012, the cash incentive plan as applied to our Executive Vice President, Distribution and Institutional Services continues to be structured as discussed above, with 40% of his target payment amount based upon the Company Performance Factor, and the remaining 60% of his target payment amount based on quarterly contract revenue and New Management Fee Run Rate. Target levels will be adjusted for any accounting changes that cause the calculation of actual Adjusted EBITDA to differ from that used in the development of the goal.

Equity Awards. We grant stock options to our current and newly hired executive officers to enable them to share in our success and to reinforce a corporate culture that aligns employee interests with stockholder interests. It has been our practice to periodically grant stock options to employees, including executives, in recognition of performance and as an incentive for retention. Grants have historically been made under our 1998 Stock Option Plan, however since the closing of our initial public offering equity awards are made under our Amended and Restated 2009 Stock Incentive Plan, or the 2009 Stock Incentive Plan. The 2009 Stock Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards. The size of these grants are based on a number of factors, including an executive’s overall unvested share ownership, individual performance, as described above under “Base Salaries,” and changes in the scope of the individual’s position. The size and terms of any initial option grants to new employees, including executive officers, are based largely on competitive conditions and our own internal guidelines applicable to the specific position. The compensation committee approves stock award grant guidelines on an annual basis and monitors overall dilution levels. Our option awards are made at fair market value on the date of grant.

Since 2005, our practice has been to provide equity incentives principally in the form of stock option grants that vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years.

In November 2011, the compensation committee determined to grant a mix of stock options and RSUs to our Section 16 executive officers, including the NEOs, as a way to balance risk and reward with retention. We believe that offering both stock options and RSUs has greater retentive value than either instrument issued separately and reduces the focus on short-term improvements in share price due to an over emphasis on stock options. We also continue to believe that stock options are an effective means to focus the NEOs on delivering long-term value to stockholders because options only have value to the extent that our stock increases in value from the grant date over time, while RSUs reward and retain the NEOs by offering them the opportunity to receive shares of our stock on the date the restrictions lapse. Our Section 16 executive officers received approximately 70% of their grant value in stock options and approximately 30% of their grant value in RSUs.

On November 18, 2011, the compensation committee granted stock options having a term of ten years with an exercise price equal to fair market value on the date of grant, which is defined in our 2009 Stock Incentive Plan as the closing price of our Common Stock on the date of grant. These stock options will vest in accordance with our standard terms stated above. The compensation committee also approved a new form of Stock Option Agreement which, as with the new RSU Award and Agreement, provides for accelerated vesting of a portion of the award upon the occurrence of specified events. The circumstances under which our outstanding awards may accelerate vesting are described below under “Potential Payments Upon Termination or Change in Control”.

The RSUs vest over four years, with 25% vesting annually on the anniversary of the grant date. We generally intend to withhold shares from the vested awards having a fair market value equal to the amount necessary to satisfy the minimum statutory withholding amount.

We also consider the potential terms and conditions that would be required to hire a potential new candidate at the executive officer level. We intend to continue to offer stock options, RSUs or other equity awards on an annual basis to our employees, including our named executive officers, to encourage ownership of our common stock, recognize outstanding individual performance and provide a retention tool for key executives to the extent that stock options and other equity awards are subject to vesting over extended periods of time and provide for only a limited exercise period following termination of employment. Our compensation committee may consider alternative forms of equity in the future, such as performance shares, or restricted stock units or awards with alternative vesting strategies based on the achievement of performance milestones or financial metrics.

Assessment of Risk

Our compensation program for our executive officers is designed such that it will not incentivize unnecessary risk-taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. Our cash incentive program takes into account two metrics for most executives, thus diversifying the risk associated with a single performance metric, and we believe it does not incentivize our executive officers to focus exclusively on short-term outcomes. Our equity awards are limited by the terms of our 2009 Stock Incentive Plan to a fixed maximum specified in the plan, and are subject to vesting to align the long-term interests of our executive officers with those of our stockholders.

Annual Review Process

We solicit feedback on our Chief Executive Officer annually from his direct reports and each Board member. This information is collected and summarized by an outside consultant who is retained by management. The review is delivered to our Chief Executive Officer by the Chairman of the Board. Our directors also provide feedback from time to time to our Chief Executive Officer on an informal basis.

The Chief Executive Officer is responsible for evaluating the performance of all executives on a regular basis. Performance is reviewed annually for named executive officers, including performance relative to goals and objectives for the year, as appropriate. Our Chief Executive Officer conducts an annual performance review of each executive officer which includes overall performance for the previous fiscal year and performance relative to specific goals for each executive officer. The performance reviews serve as one of the considerations used by the compensation committee to determine base salary increases. Performance reviews are conducted around the time our Board typically sets the incentive bonus targets as part of finalizing the financial plan for the next year. Our Board may further refine targets early into the next fiscal year.

Benefits

We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan, with company match and our Professional Management services; and

•	employee assistance plan.

We believe these benefits are consistent with companies with which we compete for employees.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that our NEOs or other employees must meet or maintain.

Policy Regarding the Timing of Equity Awards

The compensation committee and senior management manage our stock option grant policies to align with governing regulations and good corporate practice. Subsequent to our public offering, we have considered the timing of stock option grants to executive officers in relation to the release of material non-public information. We also consider the timing of stock option grants or other equity awards in relation to our compensation packages as a whole. It is our desire to distribute the compensation events for our executives throughout the year. For that reason, it is our general practice to make annual cash incentive plan awards in the first quarter of the year, to enact any base compensation increases in the second quarter of the year, and to make annual option grants or other equity awards in the fourth quarter of the year.

As a public company, we generally intend to grant stock option or other equity awards to executive officers and other employees at the first scheduled compensation committee meeting after we release our third-quarter earnings. Absent any major corporate events, this compensation committee meeting will occur during an open trading window for our company stock under our Insider Trading Policy. If our trading window is closed on the day of the meeting at which we would typically make annual grants, the compensation committee will most likely make such grants within the first several business days after our window re-opens, though, in its sole discretion, the compensation committee may determine to make the grants at a different time. Stock option grants or other equity awards to executives and other employees may also be made at other times of the year as the compensation committee feels is necessary for competitive or retention purposes, or for newly-hired executives or employees.

Policy Regarding Restatements

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our Board or compensation committee thereof would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. As a public company, we attempt to structure compensation arrangements to achieve deductibility under Section 162(m) of the Code. We will generally consider whether a form of compensation will be deductible under Section 162(m) in determining executive compensation, though other factors will also be considered. Our compensation committee may authorize compensation payments that do not comply with the exemptions to Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent. We expect that equity awards made under our 1998 Stock Option Plan in the past and under our 2009 Stock Incentive Plan will qualify as performance-based compensation under Section 162(m), and that cash awards under our cash incentive plan will qualify under the provisions of Section 162(m) applicable to a post-initial public offering transition period.

Stockholder Advisory Votes

At the 2011 Annual Meeting we put forth two advisory votes: one asking stockholders to approve the compensation of our NEOs as disclosed in our 2011 Proxy Statement; and another regarding the frequency of such an advisory vote in future proxies. Our stockholders overwhelmingly approved our executive compensation as disclosed in our 2011 Proxy Statement. Regarding the advisory vote on the frequency of the vote on executive compensation, we received the most votes for a frequency of every 3 years, as was management’s recommendation. The compensation committee took these voting results into consideration regarding in its review of our executives’ compensation for fiscal 2011, and has factored in our stockholders’ say-on-pay approval by maintaining essentially the same compensation practices for fiscal 2012. The compensation committee has determined to hold an advisory vote every 3 years, but may have such a vote more frequently if the compensation committee and management feel it is appropriate.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Financial Engines’ management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Financial Engines that the Compensation Discussion and Analysis be included in Financial Engines’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted on March 2, 2012, by the members of the compensation committee of the Board of Directors:

Mr. Paul G. Koontz, Chairman

Mr. Blake R. Grossman

Mr. Robert A. Huret

Dr. John B. Shoven

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table sets forth compensation earned for services rendered in all capacities to us for the years ended December 31, 2011, 2010 and 2009 for our President and Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2011, whom we refer to in this Proxy Statement as the NEOs.

Name & Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Jeffrey N. Maggioncalda	2011	$337,500			$579,455	$1,371,512	$280,098	$7,350	$2,575,915
President and Chief Executive Officer	2010	$287,500	—		—	—	$310,155	$6,900	$604,555
	2009	$250,000	—		$30,286	$576,722	$186,600	—	$1,043,608

Raymond J. Sims	2011	$247,250			$170,478	$403,351	$128,249	$7,350	$956,678
Executive Vice President and Chief Financial Officer	2010	$222,500	—		—	—	$120,016	$6,675	$349,191
	2009	$200,000	$10,000		$30,286	$282,086	$93,300	—	$615,672

Christopher L. Jones	2011	$293,750			$170,478	$403,351	$411,394	$7,350	$1,286,323
Executive Vice President, Investment Management and Chief Investment Officer	2010	$262,500	—		—	—	$424,778	$6,900	$694,178
	2009	$200,000	—		$30,286	$305,606	$242,579	—	$778,471

Lawrence M. Raffone	2011	$218,750			$170,478	$403,351	$926,616	$6,563	$1,725,758
Executive Vice President, Distribution and Institutional Services	2010	$200,000	$500	(3)	—	—	$1,101,584	$6,000	$1,308,084
	2009	$200,000	—		$30,286	$346,950	$654,990	—	$1,232,226

Garry W. Hallee	2011	$270,000			$170,478	$403,351	$112,039	$7,350	$963,218
Executive Vice President, Technology and Service Delivery	2010	$247,500	—		—	—	$133,502	$6,900	$387,902
	2009	$200,000	—		$30,286	$311,463	$93,300	—	$635,049

(1)	Includes grants of stock options and RSUs. The value of the equity awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 5 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2011, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award vests or a stock option is exercised.
(2)	Represents amounts paid for 401(k) plan contribution matching program.
(3)	Represents a standard company bonus of $500 paid to any employee who receives a Series 65 license.

2011 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)(3)
Jeffrey N. Maggioncalda		135,000	270,000	540,000
	11/18/11				27,090		—	579,455
	11/18/11					134,040	21.39	1,371,512

Raymond J. Sims		61,813	123,625	247,259
	11/18/11				7,970		—	170,478
	11/18/11					39,420	21.39	403,351

Christopher L. Jones		198,438	396,875	793,750
	11/18/11				7,970		—	170,478
	11/18/11					39,420	21.39	403,351

Lawrence M. Raffone		328,125	656,250	1,509,375
	11/18/11				7,970		—	170,478
	11/18/11					39,420	21.39	403,351

Garry W. Hallee		54,000	108,000	216,000
	11/18/11				7,970		—	170,478
	11/18/11					39,420	21.39	403,351

(1)	Reflects the value of the potential payout targets set on December 15, 2010 for fiscal year 2011 pursuant to the annual award program under our Cash Incentive Plan. Actual payout amounts under this plan for 2011 are disclosed in the “Summary Compensation Table.”
(2)	Actual payout of these awards, if any, are determined by the compensation committee after the end of the performance period depending on whether the performance criteria set forth in the Cash Incentive Plan were met. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the Cash Incentive Plan.
(3)	The maximum bonus potential for NEOs under the Cash Incentive Plan—Company Performance Factor is 200%. For our Executive Vice President, Distribution and Institutional Services, his maximum payment amount is capped at 200% with respect to 40% of his target payment amount (which is based upon the Company Performance Factor) and the remaining 60% of his target payment amount (which is based 30% each on contract revenue and New Management Fee Run Rate) is capped at the lesser of 250% or $900,000.
(4)	Reflects options and RSUs granted in fiscal year 2011 under the 2009 Stock Incentive Plan in accordance with our long-term incentive goals as described in the “Compensation Discussion and Analysis”.
(5)	Includes grants of stock options and RSUs. The value of the equity awards is based on the fair value of the award as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 5 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2011, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award vests or a stock option is exercised.

Narrative to 2011 Summary Compensation Table and Grants of Plan-Based Awards

Please see “Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2011 Summary Compensation table and the 2011 Grants of

Plan-Based Awards table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis section also describes the equity awards.

Except as otherwise noted, all option awards vest over four years with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2011.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable #	Number of Securities Underlying Unexercised Options Unexercisable #	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested($)(2)

Jeffrey N. Maggioncalda	18,008	0	3.00	01/30/2014	27,090	604,919
	20,476	0	3.00	01/30/2014
	23,529	0	4.25	03/23/2015
	26,471	0	4.25	03/23/2015
	13,333	0	7.50	09/19/2016
	386,667	0	7.50	09/19/2016
	11,840	3,520	6.51	11/11/2018
	123,055	36,585	6.51	11/11/2018
	6,517	5,998	7.99	11/09/2019
	175,773	161,712	7.99	11/09/2019
	0	134,040	21.39	11/18/2021

Raymond J. Sims	13,333	0	7.50	09/19/2016	7,970	177,970
	81,667	0	7.50	09/19/2016
	11,840	3,520	6.51	11/11/2018
	84,514	25,126	6.51	11/11/2018
	6,517	5,998	7.99	11/09/2019
	45,564	41,921	7.99	11/09/2019
	0	39,420	21.39	11/18/2021

Christopher L. Jones	40,000	0	2.50	04/22/2013	7,970	177,970
	33,333	0	3.00	01/30/2014
	23,529	0	4.25	03/23/2015
	10,879	0	4.25	03/23/2015
	13,333	0	7.50	09/19/2016
	136,667	0	7.50	09/19/2016
	11,840	3,520	6.51	11/11/2018
	84,514	25,126	6.51	11/11/2018
	6,517	5,998	7.99	11/09/2019
	45,564	41,921	7.99	11/09/2019
	0	39,420	21.39	11/18/2021

Lawrence M. Raffone	24,000	0	2.50	10/28/2013	7,970	177,970
	136,667	0	7.50	09/19/2016
	2,560	3,520	6.51	11/11/2018
	103,785	30,855	6.51	11/11/2018
	2,086	5,998	7.99	11/09/2019
	45,564	41,921	7.99	11/09/2019
	0	39,420	21.39	11/18/2021

Garry W. Hallee	33,333	0	3.00	01/30/2014	7,970	177,970
	21,667	0	3.00	01/30/2014
	23,529	0	4.25	03/23/2015
	6,471	0	4.25	03/23/2015
	13,333	0	7.50	09/19/2016
	136,667	0	7.50	09/19/2016
	11,840	3,520	6.51	11/11/2018
	84,514	25,126	6.51	11/11/2018
	6,517	5,998	7.99	11/09/2019
	45,564	41,921	7.99	11/09/2019
	13,020	11,980	7.99	11/18/2019
	0	39,420	21.39	11/18/2021

(1)	Except as otherwise noted, all option awards listed in the table vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years.
(2)	Calculated using the closing price of our common stock on December 30, 2011 of $22.33.

2011 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of options and vesting of restricted stock awards by each NEO during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting #	Value Realized on Vesting ($)(2)
Jeffrey N. Maggioncalda	282,038	5,157,379	25,000	607,250
Raymond S. Sims	80,000	1,552,373	25,000	607,250
Christopher L. Jones	185,000	4,285,925	25,000	607,250
Lawrence M. Raffone	309,882	6,925,960	25,000	607,250
Garry W. Hallee	136,487	2,596,980	25,000	607,250

(1)	Value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price.
(2)	Value realized is based on the fair market value of our common stock on the vesting date of $24.29. On February 14, 2005, we made restricted stock awards to our NEOs. Per their terms, the remaining shares under these awards vested in full on March 19, 2011.

Potential Payments Upon Termination or Change in Control

Our offer letter to Mr. Raffone, our Executive Vice President, Distribution and Institutional Services, provides for certain change of control benefits if his employment is involuntarily terminated during the 12-month period commencing 30 days prior to a change in control. Under the terms of his offer letter, any unvested options held by him that would otherwise have vested during the one-year period following the date of termination will become vested on the termination date.

Prior to November 18, 2011, the form of Stock Option Agreement used for our NEOs provided for accelerated vesting if the executive officer was involuntarily terminated within two months prior to a change in control of our company or involuntarily terminated within 12 months following a change in control of our company. Under the new form of Stock Option Agreement and the form of RSU Award and Agreement, pursuant to which awards were made on November 18, 2011, if an NEO or any other employee holding such an outstanding grant is involuntarily terminated within 12 months following a change in control of our company or upon the death or permanent and total disability (as defined in the 2009 Stock Incentive Plan) of the NEO or such other employee, then the vesting of the award will accelerate with respect to the number of shares that would have vested within the 12 months following the change in control, death or permanent and total disability, as the case may be. A change in control for these purposes is as defined in our 2009 Stock Incentive Plan.

Pursuant to the awards made on November 18, 2011, “Involuntary Termination” means, following a Change in Control and without the awardee’s express written consent: a relative, material diminution of the awardee’s authority, duties, position or responsibilities; a material reduction in the awardee’s base salary or bonus opportunity; the relocation of the awardee’s principal place of employment by more than fifty (50) miles; or any purported termination of the awardee’s service which is not effected for Cause. In the event of a termination under the conditions described above, other notice and remedy provisions also apply. A termination due to death or disability shall not be considered an Involuntary Termination.

Termination and Change of Control Table

For each of the NEOs, the table below estimates the amount of compensation that would be paid in the event that a change of control of our company occurs and executive is terminated without cause or involuntarily terminates as described above, or in cases of death or disability. The amounts shown assume that each of the terminations was effective December 30, 2011. The amounts are calculated using the value of RSUs and the in-the-money value of unvested options as of December 30, 2011, the last business day of our last completed fiscal year, using the closing price of our common stock of $22.33.

Name	Potential Payments upon Involuntary Termination, Death or Disability
Jeffrey N. Maggioncalda	$34,124
Raymond S. Sims	$10,035
Christopher L. Jones	$10,035
Lawrence M. Raffone	$912,362
Garry W. Hallee	$10,035

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Financial Engines’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Financial Engines’ independent accountants and reviewing their reports regarding Financial Engines’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Financial Engines’ management is responsible for preparing Financial Engines’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Financial Engines’ management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Financial Engines’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Financial Engines and its management, including the matters in those written disclosures. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The audit committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The audit committee has discussed with Financial Engines’ internal and independent registered public accountants, with and without management present, their evaluations of Financial Engines’ internal accounting controls and the overall quality of Financial Engines’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Financial Engines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Respectfully submitted on February 16, 2012 by the members of the audit committee of the Board of Directors:

Ms. Heidi K. Fields, Chairperson

Mr. Joseph A. Grundfest

Mr. Robert A. Huret

Mr. Mark A. Wolfson

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The audit committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2012. Our Board has endorsed this appointment. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Financial Engines and its stockholders. KPMG LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2009, 2010 and 2011. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the audit committee will review its future selection of our independent registered public accountants.

Our Board recommends a vote FOR the ratification of KPMG LLP as our independent registered public accountants.

Principal Accounting Fees and Services

Aggregate fees for professional services rendered for us by KPMG LLP for the years ended December 31, 2011 and 2010, were as follows, all of which were approved by the audit committee:

Services Provided	2011	2010
Audit Fees	$1,399,000	$2,328,000
Audit-Related Fees	$86,000	$112,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,485,000	$2,440,000

Audit Fees. The aggregate fees billed for the years ended December 31, 2011 and 2010 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, services rendered in connection with our SEC filings and other matters related to the SEC.

Audit-Related Fees. The aggregate fees billed for the years ended December 31, 2011 and 2010 were for professional services related to the Company’s SOC2 and SAS 70 reports, respectively.

Tax Fees. For the fiscal years ended December 31, 2011 and 2010, there were no fees billed by KPMG LLP for professional services rendered under “Tax Fees” above.

All Other Fees. For the fiscal years ended December 31, 2011 and 2010, there were no fees billed by KPMG LLP for professional services rendered under “All Other Fees” above.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2011.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2013 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 3, 2012. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2013 Annual Meeting of Stockholders will be ineligible for presentation at the 2013 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Financial Engines at the principal executive offices of Financial Engines. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Financial Engines stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 1804 Embarcadero Road, Palo Alto, California 94303, or call our Investor Relations department at (650) 565-7740 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Anne S. Tuttle
Executive Vice President, General Counsel and
Secretary

Palo Alto, California

April 2, 2012

Financial Engines’ 2011 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Financial Engines, Inc. at 1804 Embarcadero Road, Palo Alto, California 94303, Attention: Investor Relations. The request must include a representation by the stockholder that as of March 19, 2012, the stockholder was entitled to vote at the Annual Meeting.

Shareowner Services
P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

     INTERNET– www.eproxy.com/fngn

          Use the Internet to vote your proxy until

          12:00 p.m. (Pacific Time) on May 14, 2012.

     PHONE– 1-800-560-1965

          Use a touch-tone telephone to vote your proxy

          until 12:00 p.m. (Pacific Time) on May 14, 2012.

     MAIL– Mark, sign and date your proxy card and

          return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.
1. Election of directors:	01 E. Olena Berg-Lacy	03 David B. Yoffie		☐ Vote FOR all nominees	☐ Vote WITHHELD
	02 John B. Shoven			(except as marked)	from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as Financial Engines’ independent registered accountants.			☐ For	☐ Against	☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FINANCIAL ENGINES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2012

10:00 a.m. Pacific Time

Offices of Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

Financial Engines 1804 Embarcadero Road Palo Alto, CA 94303	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Financial Engines, Inc. on May 15, 2012.

The undersigned hereby constitute(s) and appoint(s) Jeffrey N. Maggioncalda, Raymond J. Sims and Anne S. Tuttle, and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Financial Engines, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Financial Engines, Inc. to be held on May 15, 2012 and at any adjournments thereof, upon matters referred to in the Notice of the 2012 Annual Meeting of Stockholders of Financial Engines, Inc. and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

See reverse for voting instructions.